Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2021 RESULTS

PHOENIX, AZ., August 5, 2021—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 27 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended June 30, 2021.

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Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

For the three months ended June 30, 2021:

●	Service revenue was $201.5 million for the second quarter of 2021 compared to $185.8 million for the second quarter of 2020. The increase year over year in service revenue was primarily due to year over year increases in university partner enrollments and in revenue per student. The increase in revenue per student is primarily due to the service revenue impact of the increased room, board, fee and other ancillary revenues at GCU in the second quarter of 2021 as compared to the prior year period (see - Impact of COVID-19 below) and the growth in the enrollment for students at off-campus classroom and laboratory sites. These increases were partially offset by a one-day shift in timing for the Spring campus semester resulting in one day moving into the first quarter of 2021 from the second quarter of 2021. Service revenue per student for off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program and take more credits on average per semester.
●	Partner enrollments totaled 101,808 at June 30, 2021 as compared to 98,326 at June 30, 2020, an increase of 3.5%. University partner enrollments at our off-campus classroom and laboratory sites were 4,210, an increase of 13.2% over enrollments at June 30, 2020, which includes 176 GCU students at June 30, 2021. Enrollments at GCU grew to 97,774 at June 30, 2021, an increase of 3.3% over enrollments at June 30, 2020. GCU enrollment declines between March 31 and June 30 of each year as ground enrollment at GCU at June 30 of each year only includes traditional-aged students taking Summer school classes, which is a small percentage of GCU’s traditional-aged student body. The Spring semester for GCU’s traditional-aged student body ends near the end of April each year. GCU also had a decline in the year over year growth rate of its online students between March 31, 2021 and June 30, 2021 (see – Impact of COVID-19 below).
●	Operating income for the three months ended June 30, 2021 was $50.2 million, an increase of $1.9 million as compared to $48.3 million for the same period in 2020. The operating margin for the three months ended June 30, 2021 was 24.9%, compared to 26.0% for the same period in 2020.

●	The tax rate in the three months ended June 30, 2021 was 23.3% compared to 24.6% in the same period in 2020. The lower effective tax rate was primarily due to favorable adjustments as a result of the completion of several state audits.

●	Net income increased 5.2% to $49.5 million for the second quarter of 2021, compared to $47.0 million for the same period in 2020. As adjusted net income was $51.1 million and $48.6 million for the second quarters of 2021 and 2020, respectively.

●	Diluted net income per share was $1.09 and $1.00 for the second quarters of 2021 and 2020, respectively. As adjusted diluted net income per share was $1.12 and $1.03 for the second quarters of 2021 and 2020, respectively.

●	Adjusted EBITDA increased 4.1% to $61.1 million for the second quarter of 2021, compared to $58.7 million for the same period in 2020.

For the six months ended June 30, 2021:

●	Service revenue was $438.4 million for the six months ended June 30, 2021 compared to $407.4 million for the same period in 2020. The increase year over year in service revenue was primarily due to year over year increases in university partner enrollments and in revenue per student. The increase in revenue per student is primarily due to the service revenue impact of the increased room, board, fee and other ancillary revenues at GCU in the six months ended June 30, 2021 as compared to the six months ended June 30, Q2 2020 (see - Impact of COVID-19 below) and the growth in the enrollment for students at off-campus classroom and laboratory sites. Service revenue per student for off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program and take more credits on average per semester.

●	Operating income for the six months ended June 30, 2021 was $134.5 million, an increase of $5.4 million as compared to $129.1 million for the same period in 2020. The operating margin for the six months ended June 30, 2021 was 30.7%, compared to 31.7% for the same period in 2020.

●	The tax rate in the six months ended June 30, 2021 was 21.5% compared to 24.4% in the same period in 2020. The 2021 effective tax rate was lower due to higher excess tax benefits in the first half of 2021 of $4.4 million, compared to $0.6 million for the same period in 2020 and due to favorable adjustments as a result of the completion of several state audits.

●	Net income increased 7.8% to $127.6 million for the six months ended June 30, 2021, compared to $118.4 million for the same period in 2020. As adjusted net income was $130.9 million and $121.6 million for the six months ended June 30, 2021 and 2020, respectively.

●	Diluted net income per share was $2.78 and $2.49 for the six months ended June 30, 2021 and 2020, respectively. As adjusted diluted net income per share was $2.85 and $2.56 for the six months ended June 30, 2021 and 2020, respectively.

●	Adjusted EBITDA increased 4.8% to $156.7 million for the six months ended June 30, 2021, compared to $149.6 million for the same period in 2020.

Balance Sheet and Cash Flow

Our unrestricted cash and cash equivalents and investments were $113.9 million and $256.6 million at June 30, 2021 and December 31, 2020, respectively. Our credit facility had an available line of credit of $115.0 million as of June 30, 2021.

Arrangements with GCU

In conjunction with the Asset Purchase Agreement with GCU, we received a secured note (the “Secured Note”) as consideration for the transferred assets. The Secured Note contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and provides that the Secured Note bears interest at an annual rate of 6.0%, has a maturity date of June 30, 2025, and is secured by all of the assets of GCU. The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity, and also provides that we may loan additional amounts to GCU to fund approved capital expenditures. GCU has been funding its capital expenditures using its own funds except that, in both June 2021 and 2020 GCU requested additional loan amounts that approximated its previous capital expenditures during those fiscal years. In both instances GCU repaid the amounts borrowed in the following month.

GCU has engaged a firm to assist it in refinancing the Secured Note. If GCU is successful in refinancing all or part of the Secured Note it would eliminate or reduce the interest income earned by us. It is currently our intention that the proceeds received on a refinancing would be used to repurchase our common stock, paydown our existing debt, or for other general corporate purposes. We can provide no assurance that GCU will be successful in refinancing the Secured Note in the near term.

GCU generally pays for the service fees and its interest due on the Secured Note for the month in arrears. However, GCU paid its June 2021 estimated service fee and interest due on the Secured Note at the end of June 2021, thereby reducing the Secured Note, net and interest receivable on the Secured Note on our consolidated balance sheet as of June 30, 2021. GCU also paid the June 2020 estimated service fee and interest due on the Secured Note receivable at the end of June 2020 so the impact on cash flows for the change in accounts receivable and interest receivable from university partners during the six months ended June 30, 2021 in comparison to the six months ended June 30, 2020 was not material. We believe that GCU’s cash flows from operations are currently sufficient to fund all of its capital expenditures without additional loans from us although it is possible that GCU will continue to borrow from us for short term cash flow needs.

Stock Repurchase Plan

GCE announced today that in July 2021 the Company’s Board of Directors increased the authorization under its existing stock repurchase program by $970.0 million in anticipation of the possible repayment of the GCU Secured Note, reflecting an aggregate authorization for share repurchases since the initiation of our program of $1,470.0 million. The new authorization allows the Company to repurchase the Company’s common stock from time to time at management’s discretion during the period ended December 31, 2021, unless such period is extended or shortened by the Board of Directors. As of June 30, 2021, there remained $96.6 million available under our current share repurchase authorization (which authorization was increased to $1,066.9 million in July 2021.) As of August 2, 2021, the Company had 45,185,834 shares of common stock outstanding. The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program may be funded using the Company’s available cash and revolving credit facility.

Cash Flows

Net cash provided by operating activities for the six months ended June 30, 2021 was $210.3 million as compared to $221.1 million for the six months ended June 30, 2020. The decrease in cash generated from operating activities between the six months ended June 30, 2020 and the six months ended June 30, 2021 was primarily due to changes between years in the working capital balances, primarily income taxes. We define working capital as the assets and liabilities, other than cash, generated through the Company’s primary operating activities. Changes in these balances are included in the changes in assets and liabilities presented in the consolidated statement of cash flows. Our income taxes payable balance increased $32.2 million between December 31, 2019 and June 30, 2020 as compared to a decrease of $5.4 million between December 31, 2020 and June 30, 2021 primarily due to the Treasury Department extending the due date in 2020 of certain estimated tax payments due to COVID-19 from April 15, 2020 to July 15, 2020. This was partially offset by an increase in net income between periods.

Net cash used in investing activities was $240.1 million and $80.6 million for the six months ended June 30, 2021 and 2020, respectively. The net cash used in investing activities in the six months ended June 30, 2021 consisted of capital expenditures of $15.8 million and purchases of investments, net of proceeds from the sale of investments of $34.1 million. Funding to GCU during the first six months of 2021 totaled $190.0 million, which was repaid in July 2021. During the six months ended June 30, 2020, we paid $12.2 million for capital expenditures and received proceeds from investments of $6.8 million. Funding to GCU during the first six months of 2020 totaled $75.0 million, which was repaid in July 2020. During the six-month period for 2021 and 2020, capital expenditures primarily consisted of leasehold improvements and equipment for new university partner locations, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. The increase in capital expenditures between periods is primarily due to the increase in the number of sites opened or those that will be opened during the next 15 months. We invest approximately $1.5 million in leasehold improvements and equipment for each off-campus classroom and laboratory site. We have opened ten off-campus classroom and laboratory sites since June 30, 2020. We plan to open a number of additional sites in the next 15 months.

Net cash used in financing activities was $146.6 million and $90.5 million for the six months ended June 30, 2021 and 2020, respectively. During the six months ended June 30, 2021, $6.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards, $151.7 million was used to purchase treasury stock in accordance with the Company’s share repurchase program, and $10.0 million was paid to Morgan Stanley under our ASR agreement for shares that will be settled no later than September 9, 2021. Principal payments on notes payable and capital leases totaled $16.6 million, partially offset by proceeds from the exercise of stock options of $2.7 million and borrowings on our line of credit of $35.0 million. During the six months ended June 30, 2020, $5.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $69.0 million was used to purchase treasury stock in accordance with the Company’s share repurchase program. Principal payments on notes payable and capital leases totaled $16.6 million, partially offset by proceeds from the exercise of stock options of $0.1 million.

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Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

Impact of COVID-19

Since March 2020, the world has been, and continues to be, impacted by the COVID-19 pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners.

GCE has a long-term master services agreement with GCU (the “Master Services Agreement”) pursuant to which GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has four types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; online students who attend class fully online; and students who are studying in hybrid programs in which the ground component takes place at off-campus classroom and laboratory sites.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. Beginning in March 2020, GCU’s programs for its professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus. Summer 2020 semester classes were moved to an online environment as well and most students were given the choice of attending the Fall 2020 semester in person or completely online. Given GCE’s historical experience delivering online education services and the fact that all of GCU’s students and faculty use the university’s online learning management system for at least some of the coursework, the transition was seamless and thus, the university did not incur a significant decrease in tuition revenue or significant increase in costs associated with this transition in March 2020. The following impacts from the COVID-19 pandemic, however, did serve to reduce GCU’s non-tuition revenue during 2020 and have or will reduce GCU’s revenue during 2021 and, consequently, the service revenues we earned under the Master Services Agreement:

●	Traditional ground university students who elected to move off campus near the end of the Spring 2020 semester received partial refunds for dormitory and meal payments, which reduced GCU’s revenue and thus the service revenues earned by GCE in the last nine days of March 2020 and the month of April 2020;

●	Ancillary businesses operated by GCU such as its hotel and merchandise shops were closed in late March 2020. Most of these businesses re-opened with scaled back operations in mid-September 2020, which reduced and will continue to reduce GCU’s revenues and thus the service revenues earned by GCE until these businesses are fully reopened;

●	Limited residential students remained on campus during the Summer 2020 semester, which reduced GCU’s dormitory and ancillary revenues and thus the service revenues earned by GCE in 2020. The number of residential students that remained on campus during the Summer 2021 semester, however, was higher than in the Summer of 2019;

●	GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation. On an annual basis approximately 3,000 learners attend the week-long residencies, most of whom have historically attended in the Summer. Most of the residencies which were scheduled for the last week of March 2020 through the end of July 2020 were cancelled, and the residencies scheduled for August 2020 through December 2020 were held at another location with lower than normal attendance. This reduced GCU’s revenues including at its hotel, and thus reduced service revenues earned by GCE until residencies returned to normal attendance. In the first quarter of 2021, doctoral residencies returned to the university’s campus and its hotel, although at lower than normal attendance rates; attendance at doctoral residencies in the second quarter of 2021 returned to 2019 levels;

●	GCU shifted its start date for the Fall 2020 semester for its traditional ground students from August 24, 2020 to September 8, 2020, which had the effect of shifting tuition revenue for all GCU traditional students and certain ancillary revenue for residential students, from the third quarter of 2020 to the fourth quarter of 2020. This later start date for the Fall semester has been retained in 2021 as the semester is scheduled to begin on September 7, 2021;

●	GCU shifted its move-in date for its residential students in the Fall 2020 semester to the week of September 21, 2020, which reduced housing revenue and certain ancillary revenue for residential students by three weeks. In addition, approximately 4,900 of GCU’s traditional campus students elected to attend the Fall 2020 semester entirely in the online modality. Residential enrollment for the Fall 2020 semester was approximately 11,500 whereas residential bed capacity is approximately 14,500. This reduction in residential students caused a reduction in GCU’s revenue and thus the service revenues earned by GCE. There are currently no plans to have a late move-in date for the Fall 2021 semester and the number of students currently scheduled to live on campus is at capacity;

●	The first week of the Spring 2021 semester was completed in an online modality for GCU’s traditional students to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the semester commenced on January 11, 2021 and ended April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction. Approximately 3,500 traditional ground students elected to complete the Spring 2021 semester entirely in the online modality. These changes had the effect of reducing GCU’s dormitory and ancillary revenues in the Spring of 2021 and thus the service revenues earned by GCE.

●	During the second quarter of 2020, GCU’s online enrollment growth accelerated significantly into the high single digits. The increased level of online enrollment at that time resulted from a combination of factors including an acceleration of new students starting programs, a higher than expected number of students returning to the university that had taken a break from their program (“re-enters”) and a lower than expected number of students deciding to drop out of or take a break from their program. We believe these trends were primarily caused by the shutdowns precipitated by the COVID-19 outbreak as greater numbers of working adults decided to return to school to finish undergraduate degree programs that they had previously started or to start new graduate degree programs during this time. These trends generally continued through the first quarter of 2021. Beginning in the second quarter of 2021, online enrollment growth rates as compared to the prior year period began to slow as both new enrollments and re-enters were down year over year, the numbers of students dropping out of school or taking periodic breaks in their program returned to historical levels and students completing their programs increased significantly on a year over year basis. We anticipate that some or all of these trends will continue through the rest of 2021 and thus the year over year online growth rate might continue to decline. We believe that as the year over year comparables return to historical levels and schools, hospitals and businesses fully reopen, our online enrollment growth rate will begin to re-accelerate.

●	Professional studies students have declined significantly since the onset of the COVID-19 outbreak. Professional studies students at that time were converted to the online learning environment; since then, most have completed their programs while no new cohorts have been started until very recently. Now that the university has approved the recruitment of new professional studies cohorts, we anticipate that the number of these students will begin to grow.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also has long-term services agreements with numerous other university partners across the United States. The majority of these other university partners’ students are studying in the Accelerated Bachelor of Science in Nursing program which is offered in a 12-16 month format in three or four academic semesters. The Spring, Summer and Fall 2020 and Spring 2021 semesters were completed without interruption and each university partner has started its Summer 2021 semester. Some students who were scheduled to start their programs in the Summer 2020 semester delayed their start until the Fall 2020 semester, which resulted in lower enrollments and revenues in the Summer 2020 semester than was planned. In a number of locations, the demand to start in the Fall 2020 semester was greater than initially planned but a number of our university or healthcare partners chose not to increase the Fall 2020 cohort size to compensate for the Summer 2020 start shortfall due to concerns about clinical availability. The Fall 2020 enrollment was only slightly lower than our original expectations as the Summer 2020 new start shortfall was offset by higher retention rates and slightly higher than expected Fall 2020 new starts.

No changes are currently anticipated with our other university partners related to the Fall 2021 semester that would have a material impact on GCE’s service revenue, operating profit and operating margins. However, if one of our university partners were to close an off-campus classroom and laboratory site prior to the end of the Fall 2021 semester, or take some other action that adversely impacted program enrollment, such an event would reduce the service revenues earned by GCE.

The COVID-19 outbreak also presents operational challenges to GCE as a large percentage of our workforce is currently working remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

Grand Canyon Education, Inc. Reports Second Quarter 2021 Results and Full Year Outlook

2021 Outlook
Q3 2021:

Service revenue of between $207.7 million and $212.1 million; As Adjusted Operating Margin of between 23.2% and 24.8%; As Adjusted Diluted EPS of between $1.10 and $1.18 using 44.4 million diluted shares

Q4 2021:

Service revenue of between $254.0 million and $261.0 million; As Adjusted Operating Margin of between 39.5% and 41.1%; As Adjusted Diluted EPS of between $2.08 and $2.22 using 39.9 million diluted shares

Full Year 2021:

Service revenue of between $900.1 million and $911.5 million; As Adjusted Operating Margin of between 31.9% and 32.7%; As Adjusted Diluted EPS of between $6.03 and $6.25 using 44.0 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the continuing, and potential future, adverse effects of the COVID-19 pandemic, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2020, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2021 results and full year 2021 outlook during a conference call scheduled for today, August 5, 2021 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 8885759 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 8885759. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 27 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
(In thousands, except per share data)
Service revenue	$201,487	$185,768	$438,421	$407,423
Costs and expenses:
Technology and academic services	33,676	27,151	65,727	53,428
Counseling services and support	60,932	57,596	122,171	117,815
Marketing and communication	45,445	41,105	93,176	83,798
General and administrative	9,081	9,501	18,663	19,066
Amortization of intangible assets	2,105	2,105	4,210	4,210
Total costs and expenses	151,239	137,458	303,947	278,317
Operating income	50,248	48,310	134,474	129,106
Interest income on Secured Note	14,773	14,723	29,322	29,433
Interest expense	(763)	(1,073)	(1,562)	(2,619)
Investment interest and other	238	396	359	612
Income before income taxes	64,496	62,356	162,593	156,532
Income tax expense	15,035	15,346	35,020	38,137
Net income	$49,461	$47,010	$127,573	$118,395
Earnings per share:
Basic income per share	$1.09	$1.00	$2.78	$2.51
Diluted income per share	$1.09	$1.00	$2.78	$2.49
Basic weighted average shares outstanding	45,490	46,893	45,810	47,174
Diluted weighted average shares outstanding	45,582	47,151	45,964	47,457

Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of June 30,	As of December 31,
(In thousands, except par value)	2021	2020
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$69,448	$245,769
Investments	44,415	10,840
Accounts receivable, net	19,888	62,189
Interest receivable on Secured Note	—	5,011
Income taxes receivable	1,330	1,294
Other current assets	11,989	8,639
Total current assets	147,070	333,742
Property and equipment, net	133,003	128,657
Right-of-use assets	59,303	61,020
Secured Note receivable, net	1,154,912	964,912
Amortizable intangible assets, net	189,428	193,638
Goodwill	160,766	160,766
Other assets	2,485	1,844
Total assets	$1,846,967	$1,844,579
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$22,452	$16,583
Accrued compensation and benefits	36,210	34,248
Accrued liabilities	24,963	21,945
Income taxes payable	54	5,405
Deferred revenue	9,760	—
Current portion of lease liability	7,423	7,393
Current portion of notes payable	68,145	33,144
Total current liabilities	169,007	118,718
Deferred income taxes, noncurrent	22,069	20,288
Other noncurrent liabilities	50	3
Lease liability, less current portion	55,101	56,611
Notes payable, less current portion	58,057	74,630
Total liabilities	304,284	270,250
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,637 and 53,277 shares issued and 45,396 and 46,649 shares outstanding at June 30, 2021 and December 31, 2020, respectively	536	533
Treasury stock, at cost, 8,241 and 6,628 shares of common stock at June 30, 2021 and December 31, 2020, respectively	(461,052)	(303,379)
Additional paid-in capital	281,103	282,467
Accumulated other comprehensive loss	(185)	—
Retained earnings	1,722,281	1,594,708
Total stockholders’ equity	1,542,683	1,574,329
Total liabilities and stockholders’ equity	$1,846,967	$1,844,579

Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2021	2020

Cash flows provided by operating activities:
Net income	$127,573	$118,395
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	5,959	5,334
Depreciation and amortization	10,821	10,300
Amortization of intangible assets	4,210	4,210
Deferred income taxes	1,837	1,466
Other, including fixed asset impairments	302	111
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	47,312	33,384
Other assets	(3,975)	(5,234)
Right-of-use assets and lease liabilities	237	1,079
Accounts payable	6,653	2,846
Accrued liabilities	5,027	9,266
Income taxes receivable/payable	(5,387)	32,206
Deferred rent	9,760	7,689
Net cash provided by operating activities	210,329	221,052
Cash flows used in investing activities:
Capital expenditures	(15,757)	(12,229)
Additions of amortizable content	(271)	(147)
Funding to GCU	(190,000)	(75,000)
Purchases of investments	(51,223)	—
Proceeds from sale or maturity of investments	17,166	6,799
Net cash used in investing activities	(240,085)	(80,577)
Cash flows used in financing activities:
Principal payments on notes payable	(16,572)	(16,572)
Net borrowings from revolving line of credit	35,000	—
Repurchase of common shares including shares withheld in lieu of income taxes	(167,673)	(74,017)
Net proceeds from exercise of stock options	2,680	74
Net cash used in financing activities	(146,565)	(90,515)
Net (decrease) increase in cash and cash equivalents and restricted cash	(176,321)	49,960
Cash and cash equivalents and restricted cash, beginning of period	245,769	122,572
Cash and cash equivalents and restricted cash, end of period	$69,448	$172,532
Supplemental disclosure of cash flow information
Cash paid for interest	$1,658	$2,619
Cash paid for income taxes	$37,132	$1,850
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$422	$2,689
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$—	$3,832
ROU Asset and Liability recognition	$1,717	$15,510

Grand Canyon Education, Inc. Reports Second Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$49,461	$47,010	$127,573	$118,395
Plus: interest expense	763	1,073	1,562	2,619
Less: interest income on Secured Note	(14,773)	(14,723)	(29,322)	(29,433)
Less: investment interest and other	(238)	(396)	(359)	(612)
Plus: income tax expense	15,035	15,346	35,020	38,137
Plus: amortization of intangible assets	2,105	2,105	4,210	4,210
Plus: depreciation and amortization	5,396	5,311	10,821	10,300
EBITDA	57,749	55,726	149,505	143,616
Plus: share-based compensation	2,940	2,678	5,959	5,334
Plus: estimated litigation and regulatory reserves	432	304	1,246	609
Adjusted EBITDA	$61,121	$58,708	$156,710	$149,559

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months and six-months ended June 30, 2021 and 2020, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(Unaudited, in thousands except per share data)
GAAP Net income	$49,461	$47,010	$127,573	$118,395
Amortization of intangible assets	2,105	2,105	4,210	4,210
Income tax effects of adjustments(1)	(491)	(518)	(907)	(1,027)
As Adjusted, Non-GAAP Net income	$51,075	$48,597	$130,876	$121,578

GAAP Diluted income per share	$1.09	$1.00	$2.78	$2.49
Amortization of intangible assets (2)	$0.03	$0.03	$0.07	$0.07
As Adjusted, Non-GAAP Diluted income per share	$1.12	$1.03	$2.85	$2.56

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended June 30, 2021 and 2020, respectively, and net of an income tax benefit of $0.02 and $0.02 for the six months ended June 30, 2021 and 2020, respectively.